FOR IMMEDIATE RELEASE



          SARATOGA BANCORP ANNOUNCES DIVIDEND PAYMENT


SARATOGA, CA    February 26, 1999   Saratoga Bancorp, parent company for
Saratoga National Bank, is pleased to announce that its financial performance in 1998 has provided the Company with the ability to return a portion of its profits to its shareholders. A $0.10 per share cash dividend, effective for shareholders of record as of March 31, 1999 will be paid on April 14 1999.

An area leader in construction lending, Saratoga National Bank will celebrate 17 years of service to businesses and individuals in Silicon Valley this year. With a strong emphasis on relationship banking, Saratoga National Bank has established itself as one of the most consistently prosperous banks of its size in the United States. Saratoga National Bank has also just received an "Excellent" rating by the Weiss Ratings Index on Consumer Safety.

Saratoga National Bank operates offices in Saratoga at 12000 Saratoga-Sunnyvale Road, Saratoga CA 95070, Los Gatos at 15405 Los Gatos Boulevard, Los Gatos CA 95032 and San Jose at 160 W. Santa Clara Street, San Jose CA 95113. For more information about the Bank, please visit our web site at www.saratoganb.com.



Richard L. Mount
12000 Saratoga-Sunnyvale Road
Saratoga, CA   95070
(408) 973-1111



                           UNAUDITED
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